Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Administrative Committee of the
Revlon Employees’ Savings, Investment and Profit Sharing Plan:
We consent to incorporation by reference in the Registration Statement of Revlon, Inc. on Form S-8 (File No. 333-48871) of our report dated June 22, 2011, relating to the Statements of Net Assets Available for Benefits of the Revlon Employees’ Savings, Investment and Profit Sharing Plan as of December 31, 2010 and 2009, the related Statements of Changes in Net Assets Available for Benefits for the years then ended, and the related supplemental schedules, Schedule H, line 4i-Schedule of Assets (Held at End of Year) as of December 31, 2010, and Schedule H, line 4j — Schedule of Reportable Transactions for the year ended December 31, 2010, which report appears in the annual report on Form 11-K of the Revlon Employees’ Savings, Investment and Profit Sharing Plan for the year ended December 31, 2010.

/s/ KPMG LLP
New York, New York
June 22, 2011